Exhibit 21.1

List of Subsidiaries

Entity	Jurisdiction of Organization
SWIF II Operating Partnership, LP	Delaware
SWIF II Towers Co. Intermediate HoldCo II, LLC	Delaware
SWIF II Fiber Co. Intermediate HoldCo III, LLC	Delaware
SWIF II Investment Co. Fiber, LLC	Delaware
SWIF II Data Center Co. Intermediate HoldCo IV, LLC	Delaware
SWIF II Investment Co. Data Center, LLC	Delaware
Basset California, LLC	Delaware
Maryland Heights, LLC	Delaware
Telesite, LLC	Delaware
SWIF II Gulfstream Towers, LLC	Delaware
SWIF II Ventures I, LLC	Delaware
StratCap Wireless Datacom Ventures, LLC	Delaware
StratCap Wireless Datacom REIT, LLC	Delaware
SWIF II Datacom Intermediate HoldCo Towers, LLC	Delaware
SWIF II Datacom Investment Co. Towers, LLC	Delaware
SWIF II Datacom Intermediate HoldCo Fiber, LLC	Delaware
SWIF II Datacom Investment Co. Development, LLC	Delaware
SWIF II Datacom Investment Co. Fiber, LLC	Delaware